Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

The following table sets forth our selected consolidated financial data as of and for the years ended December 31, 2008, 2007, 2006, 2005, and 2004 which are derived from our consolidated financial statements which have been audited by Grant Thornton LLP. Our earnings per share information has been retroactively adjusted for all periods presented to reflect the adoption of the Financial Accounting Standards Board issued Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (the “FSP”). In accordance with the FSP, unvested equity-based awards that contain non-forfeitable rights to dividends are now included in the weighted-average common shares outstanding in the calculation of earnings per common share.

Discontinued Operations

During 2006, as part of a strategic review of our operations, we initiated a plan to divest certain restaurants, including 136 Joe’s Crab Shack units. Subsequently, several additional locations were added to our disposal plan. The results of operations for all units included in the disposal plan have been reclassified as discontinued operations in the statements of income for all periods presented.

The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our Consolidated Financial Statements and Notes. All amounts are in thousands, except per share data.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

	Year Ended December 31,
	2008	2007	2006	2005	2004
REVENUES	$1,143,889	$1,160,368	$1,101,994	$864,156	$769,280
OPERATING COSTS AND EXPENSES:
Cost of revenues	245,381	256,336	249,575	223,864	214,966
Labor	366,395	375,144	357,748	258,469	221,059
Other operating expenses	288,090	292,298	278,172	213,697	189,945
General and administrative expense	51,294	55,756	57,977	47,443	48,446
Depreciation and amortization	70,292	65,287	55,857	43,262	37,616
Asset impairment expense (1)	2,409	—	2,966	—	1,709
Loss (gain) on disposal of assets	(59)	(18,918)	(2,295)	(524)	(100)
Pre-opening expenses	2,266	3,477	5,214	3,030	2,990

Total operating costs and expenses	1,026,068	1,029,380	1,005,214	789,241	716,631

OPERATING INCOME	117,821	130,988	96,780	74,915	52,649
OTHER EXPENSE (INCOME):
Interest expense, net (2)	79,817	72,322	49,139	31,208	10,482
Other, net (3)	17,300	16,690	(128)	530	13,566

Total other expense	97,117	89,012	49,011	31,738	24,048

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	20,704	41,976	47,769	43,177	28,601
PROVISION (BENEFIT) FOR INCOME TAXES (4)	7,227	14,238	13,393	13,556	(10,392)

INCOME FROM CONTINUING OPERATIONS	13,477	27,738	34,376	29,621	38,993
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES (1)	(10,569)	(9,626)	(56,146)	15,194	27,528

NET INCOME (LOSS)	$2,908	$18,112	$(21,770)	$44,815	$66,521

EARNINGS PER SHARE INFORMATION:
BASIC
Income from continuing operations	$0.84	$1.41	$1.55	$1.31	$1.43
Income (loss) from discontinued operations	(0.66)	(0.49)	(2.53)	0.67	1.02

Net income (loss)	$0.18	$0.92	$(0.98)	$1.98	$2.45

Weighted average number of common shares outstanding	16,140	19,740	22,120	22,600	27,200

	Year Ended December 31,
	2008	2007	2006	2005	2004
DILUTED
Income from continuing operations	$0.82	$1.37	$1.51	$1.27	$1.39
Income (loss) from discontinued operations	(0.64)	(0.48)	(2.47)	0.65	0.99

Net income (loss)	$0.18	$0.89	$(0.96)	$1.92	$2.38

Weighted average number of common and common share equivalents outstanding	16,350	20,240	22,790	23,285	28,000

EBITDA
Net Income (loss)	$2,908	$18,112	$(21,770)	$44,815	$66,521
Add back:
Provision (benefit) for income tax	7,227	14,238	13,393	13,556	(10,392)
Interest expense, net	79,817	72,322	49,139	31,208	10,482
Depreciation and amortization	70,292	65,287	55,857	43,262	37,616
Asset impairment expense	2,409	—	2,966	—	1,709

EBITDA	$162,653	$169,959	$99,585	$132,841	$105,936

BALANCE SHEET DATA (AT END OF PERIOD)
Working capital (deficit)	$(86,036)	$(149,883)	$(50,056)	$217,461	$161,515
Total assets	$1,515,324	$1,502,983	$1,464,912	$1,612,579	$1,344,952
Short-term notes payable and current portion of notes and other obligations	$8,753	$87,243	$748	$1,852	$1,700
Long term notes and other obligations, net of current portion	$862,375	$801,428	$710,456	$816,044	$559,545
Stockholders’ equity (1)	$294,477	$316,899	$494,707	$516,770	$600,897

(1)	In 2008, 2006 and 2004, we recorded asset impairment charges related to continuing operations of $2.4 million ($1.6 million after tax), $3.0 million ($2.0 million after tax) and $1.7 million ($1.2 million after tax), respectively, related to the adjustment to estimated fair value of certain restaurant properties and assets. In 2007 and 2006, we also recorded asset impairment charges and other losses totaling $9.9 million ($6.5 million after tax) and $79.8 million ($51.8 million after-tax), respectively, related to discontinued operations.
(2)	In 2007, we recognized an $8.0 million ($5.3 million after-tax) charge for deferred loan costs previously being amortized over the term of the 7.5% Senior Notes.
(3)	In 2008, we recognized $14.3 million in non-cash charges associated with interest rate swaps not designated as hedges. In 2007, we recorded expenses associated with exchanging the 7.5% Senior Notes for 9.5% Senior Notes of approximately $5.0 million ($3.3 million after tax) and incurred approximately $6.3 million ($4.2 million after tax) in call premiums and expenses associated with refinancing the Golden Nugget debt. We also recorded $5.4 million ($3.5 million after tax) reflecting a non-cash expense for the change in fair value of interest rate swaps related to the new Golden Nugget financing. In 2004, we recorded prepayment penalty expense and other costs related to the refinancing of our long-term debt of approximately $16.6 million ($11.3 million after tax).
(4)	In 2004, we recognized $18.5 million in income tax benefits for a reduction of the valuation allowance and deferred tax liabilities attributable to tax benefits deemed realizable and reduced accruals.

EBITDA is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because we believe that it is a widely used measure of operating performance. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic. EBITDA as shown differs from that used in our credit agreements primarily due to non-guarantor subsidiaries and other specifically defined calculations.